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January 31, 2000


Jeffrey A. Kupp
2825 Amherst Avenue
Dallas, TX  75248

Dear Jeffrey:

Inet Technologies, Inc. is pleased to confirm the verbal offer extended to you at an annual salary of $175,000, payable semi-monthly, as Chief Financial Officer (CFO), reporting to Elie Akilian, President & CEO.

Also included is an annual performance bonus of 25% of base salary, contingent upon your meeting certain mutually agreeable objectives. The objectives will be outlined for you by Elie Akilian, and will be within the general scope of effort discussed during your interview.

In addition, Inet will grant you 75,000 shares of Inet's Common Stock under Inet's 1998 Stock Incentive Plan, on your first day of employment. The exercise price of your option will be the closing selling price of Inet's Common Stock on that date. Your option will be exercisable for twenty-five percent (25%) of the option shares, upon your completion of each of the four
(4) years of service with Inet, measured from the option grant date. The option grant and associated pricing are subject to Board approval.

Please note, that if Inet terminates your employment for any other reason than for cause in the first year of your employment, Inet will:

                  -      True up to one year's salary
                  -      Allow you to vest in 25% of your options

Inet is a high-growth, profitable enterprise that provides quality, innovative, competitively priced, state-of-the-art telecommunications products and support. Inet focuses on complete customer satisfaction and fosters an environment that encourages employee development. I am confident that you will find your position to be both challenging and rewarding.

Please keep in mind that all information pertaining to compensation is confidential. This offer is contingent upon acceptable results of your background check. If you have any questions about the offer or the company, please call me. We look forward to hearing from you by February 7, 2000. If you need more time to make your decision, please let us know.

Sincerely,

/s/ Elie Akilian

Elie Akilian
President & CEO